Exhibit 8.1
LIST OF SUBSIDIARIES OF CADELER A/S

Name of Subsidiary	Jurisdiction of Incorporation
Wind Orca Ltd.	Cyprus
Wind Osprey Ltd.	Cyprus
Wind Peak Ltd.	Cyprus
Wind Pace Ltd.	Cyprus
Wind Ally Ltd.	Cyprus
Wind Ace Ltd.	Cyprus
Cadeler Holdings Limited	United Kingdom
Cadeler International Limited	United Kingdom
Cadeler UK Limited	United Kingdom
Wind Scylla Limited	United Kingdom
Wind Maker Limited	United Kingdom
Wind Mover Limited	United Kingdom
Wind Keeper Limited	United Kingdom
Seajacks 3 Limited	Japan
Seajacks Japan LLC	Japan